EXHIBIT 5







May 5, 2005


Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado  80203


Re:    Newmont Mining Corporation 10,000,000
       Shares of Common Stock
--------------------------------------------


Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by Newmont Mining Corporation, a Delaware corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 10,000,000 shares of its common stock, $1.60 par value (the "Common Stock"), issuable pursuant to the Company's 2005 Stock Incentive Plan (the "Plan").

     We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

     Based on the foregoing, it is our opinion that the 10,000,000 shares of Common Stock referred to above have been duly authorized by the Company and, when issued and, in the case of shares to be issued upon exercise of stock options granted under the Plan, the option price therefore paid as described in the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,



/s/ White & Case LLP


MSB:EY:SMB

                                       2